Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Unisys Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Common Stock, par value $.01 per share, reserved for issuance	Rule 457(h)	3,100,000	$4.59	$14,229,000	0.0001531	$2,178.46

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$2,178.46
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$2,178.46

(1)	This Registration Statement also covers an indeterminate number of shares of Unisys Corporation (the “Registrant”) common stock, 0.01 par value per share (“Common Stock”), which may be issuable pursuant to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as amended (as amended, the “2024 Plan”) as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers and other capital adjustments, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

This Registration Statement covers 3,100,000 additional shares of the Registrant’s Common Stock issuable pursuant to the 2024 Plan.

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on June 13, 2025 (rounded to the nearest cent).